<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     February 2006
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005, and the Prospectus Supplement dated December 8, 2005.
                                                         Issued: March 31, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                          INCEPTION-  COMPOUND
                                                                                                           TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %         %          %
-------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    (0.2)      26.7       7.2
                                                                     (3 mos.)                    (2 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)  (1.0)      55.8       3.8
                 (10 mos.)                                                                       (2 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)   0.6       87.1       9.4
                                               (10 mos.)                                         (2 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    5.0       9.8        1.3
                                               (10 mos.)                                         (2 mos.)
-------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
February 2006
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of February 28, 2006 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $12.67   (1.97)%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $15.58   (3.04)%
    ------------------------------------------------------------------------
    Charter Graham                                          $18.71   (0.78)%
    ------------------------------------------------------------------------
    Charter Millburn                                        $10.98   (1.45)%
    ------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  I would also like to take this opportunity to inform you that Schedule K-1 (Form 1065) tax forms reporting each Limited Partner's share of the Partnership income, loss and deductions for calendar year 2005 were mailed to holders of non-IRA accounts during the last week of February. Should you have an IRA account and wish to receive a Schedule K-1 tax form, please contact your Morgan Stanley Financial Advisor.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New
York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
                      This page intentionally left blank.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                       Month ended             YTD ended
                    February 28, 2006     February 28, 2006
                    -----------------     -----------------
Currencies               (0.10)%              (0.78)%
Interest Rates            0.31%               (0.29)%
Stock Indices             0.35%                1.82%
Energies                 (2.11)%              (0.70)%
Metals                   (0.04)%               0.38%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  Within the energy markets, losses were incurred from long futures positions in crude oil and its related products as prices declined early in the month on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Finally, prices were pressured lower on reports of larger-than-expected supplies from the International Energy Agency and mild weather in the U.S. Northeast.
..  In the currency sector, losses were experienced from short positions in the
   Japanese yen versus the U.S. dollar as the value of the yen reversed higher after the release of better-than-expected Japanese machinery orders data and speculation that the Bank of Japan may move to tighten monetary policy in Japan. Meanwhile, the U.S. dollar's value was negatively affected by news of a widening of the U.S. trade deficit and the release of data indicating that U.S. jobs growth slowed in December. Additional losses were incurred from long positions in the Australian dollar against the U.S. dollar as the value of this "commodity currency" weakened in tandem with gold prices.
..  Within the metals markets, gold prices declined sharply in the face of temporary strength in the U.S. dollar and technically-based selling, resulting in losses for long futures positions.
MORGAN STANLEY CHARTER CAMPBELL L.P.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in European equity indices recorded gains as prices rose on the release of positive corporate earnings in the banking, automotive, and mining sectors. Also supporting the move higher was the release of the widely watched index of German business sentiment, which rose to its highest level since October 1991.
..  In the global interest rate sector, gains were recorded from short positions in short-term U.S. interest rate futures as prices trended lower after the U.S. Federal Reserve increased U.S. interest rates with its fourteenth consecutive quarter-point hike. Prices continued to move lower after the
   U.S. January employment report revealed a solid rise in the U.S wage earnings and the U.S. unemployment rate fell to 4.7% from 4.9%. Towards the end of the month, prices continued to fall on general sentiment that the
   U.S. Federal Reserve would have to keep lifting the U.S. rates to stave off inflation.
MORGAN STANLEY CHARTER MSFCM L.P.
                                    [CHART]
                       Month ended             YTD ended
                    February 28, 2006     February 28, 2006
                    -----------------     -----------------
Currencies               (1.79)%              (2.10)%
Interest Rates           (0.08)%              (3.78)%
Stock Indices             0.77%                3.02%
Energies                 (1.56)%              (0.17)%
Metals                   (0.38)%               1.65%
Agriculturals             0.28%                1.09%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, short U.S. dollar positions relative to the Swedish krona, Japanese yen, and the euro recorded losses as the value of the U.S. dollar reversed higher early in the month after declining U.S. unemployment and increased wage inflation led investors to predict that U.S. interest rates will continue to increase. Also pulling the value of the Swedish krona and the Japanese yen lower were the release of negative economic data out of Sweden and speculation that Japan would not be ending its easy monetary policy in the near future. Elsewhere in the currency markets, losses were experienced from long positions in the Australian dollar and the South African rand versus the U.S. dollar as the value of these "commodity currencies" moved lower in tandem with gold prices.
..  Within the energy markets, losses were incurred from long futures positions in crude oil futures as prices declined early in the month on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Finally, prices were pressured lower on reports of larger-than-expected supplies from the International Energy Agency and mild weather in the U.S. Northeast.
MORGAN STANLEY CHARTER MSFCM L.P.
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)
..  In the metals markets, losses were incurred from long positions in gold and aluminum futures as prices declined sharply in the face of temporary strength in the U.S. dollar and technically-based selling. Base metals prices were also negatively affected after the Chinese government released statistics that showed overcapacity in China's metals industry.
..  In the global interest rate sector, short positions in Japanese fixed-income futures experienced losses as the prices reversed higher on uncertainty regarding the future monetary policy of the Bank of Japan.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in Australian stock index futures resulted in gains as prices closed higher on strong corporate profits and forecasts from the Reserve Bank of Australia for Gross Domestic Product growth estimates of at least 3%. Smaller gains were recorded from long positions in Japanese equity index futures as prices moved higher late in the month due to investors' sentiment that a full recovery of the
   Japanese economy is currently underway.
..  In the agricultural markets, long positions in wheat and corn futures experienced gains as prices advanced on supply concerns caused by severe drought conditions in U.S. growing regions.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                       Month ended             YTD ended
                    February 28, 2006     February 28, 2006
                    -----------------     -----------------
Currencies                (0.51)%               (1.34)%
Interest Rates            (0.40)%               (1.45)%
Stock Indices              0.97%                 4.03%
Energies                  (0.03)%                0.35%
Metals                    (0.17)%                0.13%
Agriculturals             (0.23)%               (0.46)%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, losses were experienced from long positions in the
   South African rand versus the U.S. dollar as the value of this "commodity currency" moved lower in tandem with gold prices. Elsewhere in the currency markets, losses were incurred from short positions in the Japanese yen relative to the U.S. dollar, euro, British pound, and the Australian dollar as the value of the yen reversed higher after the release of better-than-expected Japanese machinery orders data and speculation that the Bank of Japan may move to tighten monetary policy in Japan.
..  In the global interest rate futures markets, losses were experienced from both long and short positions in long-term U.S. and European fixed-income futures as prices moved without consistent direction due to uncertainty regarding the future interest rate policy of the U.S. and the European Union.
..  Within the agricultural sector, long positions in coffee futures experienced losses as prices declined on news of crop growth and higher harvest rates from Brazil, the world's largest coffee producer.
MORGAN STANLEY CHARTER GRAHAM L.P.
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)
..  In the metals markets, long positions in gold, zinc, and aluminum futures incurred losses as prices declined sharply in the face of temporary strength in the U.S. dollar and technically-based selling. Base metals prices were also negatively affected after the Chinese government released statistics that showed overcapacity in China's metals industry.
..  Within the energy markets, small losses were incurred from long futures positions in crude oil and its related products as prices declined early in the month on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Finally, prices were pressured lower on reports of larger-than-expected supplies from the International Energy
   Agency and mild weather in the U.S. Northeast.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in European equity indices recorded gains as prices rose on the release of positive corporate earnings in the banking, automotive, and mining sectors. Also supporting the move higher was the release of the widely watched index of German business sentiment, which rose to its highest level since October 1991.
MORGAN STANLEY CHARTER MILLBURN L.P.
                                    [CHART]
                       Month ended             YTD ended
                    February 28, 2006     February 28, 2006
                    -----------------     -----------------
Currencies               (0.27)%               (0.95)%
Interest Rates            0.54%                 0.49%
Stock Indices             0.21%                 4.02%
Energies                 (0.44)%               (0.13)%
Metals                   (0.83)%                2.36%
Agriculturals            (0.38)%               (0.14)%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the metals markets, long positions in lead, aluminum, zinc, gold, and silver futures incurred losses as prices declined sharply in the face of temporary strength in the U.S. dollar and technically-based selling. Base metals prices were also negatively affected after the Chinese government released statistics that showed overcapacity in China's metals industry.
..  Within the energy markets, losses were incurred from long futures positions in crude oil and its related products as prices declined early in the month on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Finally, prices were pressured lower on reports of larger-than-expected supplies from the International Energy Agency and mild weather in the U.S. Northeast.
..  Within the agricultural complex, losses were experienced from both long and short futures positions in soybean oil and soybean meal as prices moved without consistent direction amid conflicting news regarding supply and demand. Additional losses were recorded from long positions in sugar futures as prices reversed lower on speculative selling and projections for supply increases in 2006 by the U.S. Department of Agriculture. Long positions in live cattle futures also experienced losses as prices reversed lower on new concerns regarding Mad Cow Disease.
MORGAN STANLEY CHARTER MILLBURN L.P.
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)
..  In the currency sector, losses were incurred from short positions in the
   Japanese yen relative to the U.S. dollar, euro, British pound, Swiss franc, and the Australian dollar as the value of the yen reversed higher after the release of better-than-expected Japanese machinery orders data and speculation that the Bank of Japan may move to tighten monetary policy in Japan. Elsewhere in the currency markets, losses were experienced from long positions in the New Zealand dollar and South African rand versus the U.S. dollar as the value of these "commodity currencies" moved lower in tandem with gold prices.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate sector, gains were recorded from short positions in short-term U.S. interest rate futures as prices trended lower after the U.S. Federal Reserve increased U.S. interest rates with its fourteenth consecutive quarter-point hike. Prices continued to move lower after the
   U.S. January employment report revealed a solid rise in U.S wage earnings and the U.S. unemployment rate fell to 4.7% from 4.9%. Towards the end of the month, prices continued to fall on general sentiment that the U.S. Federal Reserve would have to keep lifting U.S. rates to stave off inflation.
..  Within the global stock indices, long positions in European equity indices recorded gains as prices rose on the release of positive corporate earnings in the banking, automotive, and mining sectors. Also supporting the move higher was the release of the widely watched index of German business sentiment, which rose to its highest level since October 1991.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED FEBRUARY 28, 2006 (UNAUDITED)

                                       Morgan Stanley               Morgan Stanley               Morgan Stanley
                                   Charter Campbell L.P.          Charter MSFCM L.P.           Charter Graham L.P.
                                ---------------------------  ---------------------------  ----------------------------
                                             Percentage of                Percentage of                 Percentage of
                                            February 1, 2006             February 1, 2006              February 1, 2006
                                               Beginning                    Beginning                     Beginning
                                  Amount    Net Asset Value    Amount    Net Asset Value     Amount    Net Asset Value
                                ----------  ---------------- ----------  ---------------- -----------  ----------------
                                    $              %             $              %              $              %
INVESTMENT INCOME
  Interest income (Note 2)       1,356,439         .34          472,129         .33         1,326,572         .31
                                ----------       -----       ----------       -----       -----------       -----
EXPENSES
  Brokerage fees (Note 2)        2,024,705         .50          723,755         .50         2,114,451         .50
  Management fees (Note 2 & 3)     894,244         .22          241,253         .17           704,817         .16
                                ----------       -----       ----------       -----       -----------       -----
   Total Expenses                2,918,949         .72          965,008         .67         2,819,268         .66
                                ----------       -----       ----------       -----       -----------       -----
NET INVESTMENT LOSS             (1,562,510)       (.38)        (492,879)       (.34)       (1,492,696)       (.35)
                                ----------       -----       ----------       -----       -----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                        (587,109)       (.15)       4,572,313        3.16         9,356,370        2.21
  Net change in unrealized      (5,835,694)      (1.44)      (8,482,294)      (5.86)      (11,182,166)      (2.64)
                                ----------       -----       ----------       -----       -----------       -----
   Total Trading Results        (6,422,803)      (1.59)      (3,909,981)      (2.70)       (1,825,796)       (.43)
                                ----------       -----       ----------       -----       -----------       -----
NET LOSS                        (7,985,313)      (1.97)      (4,402,860)      (3.04)       (3,318,492)       (.78)
                                ==========       =====       ==========       =====       ===========       =====

                                       Morgan Stanley
                                   Charter Millburn L.P.
                                ---------------------------
                                             Percentage of
                                            February 1, 2006
                                               Beginning
                                  Amount    Net Asset Value
                                ----------  ----------------
                                    $              %
INVESTMENT INCOME
  Interest income (Note 2)         166,953         .35
                                ----------       -----
EXPENSES
  Brokerage fees (Note 2)          240,986         .50
  Management fees (Note 2 & 3)      80,329         .17
                                ----------       -----
   Total Expenses                  321,315         .67
                                ----------       -----
NET INVESTMENT LOSS               (154,362)       (.32)
                                ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                       1,556,607        3.23
  Net change in unrealized      (2,103,080)      (4.36)
                                ----------       -----
   Total Trading Results          (546,473)      (1.13)
                                ----------       -----
NET LOSS                          (700,835)      (1.45)
                                ==========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED FEBRUARY 28, 2006 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                           CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                   ------------------------------------  -----------------------------------  ----------------------------
                        UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                   --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                        $          $                         $          $                          $
Net Asset Value,
 February 1, 2006  31,333,662.906  404,940,952   12.92   9,008,794.013  144,751,040   16.07   22,420,702.224  422,890,184
Net Loss                 --         (7,985,313)   (.25)        --        (4,402,860)   (.49)        --         (3,318,492)
Redemptions          (587,820.104)  (7,447,681)  12.67    (305,263.754)  (4,756,009)  15.58     (782,794.112) (14,646,078)
Subscriptions         978,385.356   12,396,142   12.67      70,070.601    1,091,700   15.58      440,298.620    8,237,987
                   --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 February 28, 2006 31,724,228.158  401,904,100   12.67   8,773,600.860  136,683,871   15.58   22,078,206.732  413,163,601
                   ==============  ===========           =============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                   CHARTER MILLBURN L.P.
                   -------- ----------------------------------
                   PER UNIT     UNITS        AMOUNT    PER UNIT
                   -------- -------------  ----------  --------
                      $                        $          $
Net Asset Value,
 February 1, 2006   18.86   4,325,683.456  48,197,120   11.14
Net Loss             (.15)        --         (700,835)   (.16)
Redemptions         18.71    (106,996.251) (1,174,819)  10.98
Subscriptions       18.71      47,862.386     525,529   10.98
                            -------------  ----------
Net Asset Value,
 February 28, 2006  18.71   4,266,549.591  46,846,995   10.98
                            =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," or the "Trading Advisor"), formerly, Morgan Stanley Futures &
Currency Management Inc. Demeter, Morgan Stanley DW, MS & Co., MSIL, MSCG, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from
MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
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